Exhibit 99.2

DATE: January 31, 2017

NASDAQ ANNOUNCES QUARTERLY DIVIDEND OF $0.32 PER SHARE

New York, N.Y. — The Board of Directors of Nasdaq, Inc (Nasdaq: NDAQ) has declared a regular quarterly dividend of $0.32 per share on the company’s outstanding common stock. The dividend is payable on March 31, 2017 to shareowners of record at the close of business on March 17, 2017. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by the Board of Directors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, total shareholder returns, growth, trading volumes, products and services, order backlog, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions and other strategic, restructuring, technology, de-leveraging and capital return initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a leading provider of trading, clearing, exchange technology, listing, information and public company services across six continents. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 85 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to approximately 3,800 listed companies with a market value of $10.1 trillion and approximately 18,000 corporate clients. To learn more, visit: nasdaq.com/ambition or business.nasdaq.com.

MEDIA RELATIONS CONTACT: + Allan Schoenberg + +1.212.231.5534 + allan.schoenberg@nasdaq.com	INVESTOR RELATIONS CONTACT: + Ed Ditmire, CFA + +1.212.401.8737 + ed.ditmire@nasdaq.com